Exhibit 4.14
AMENDMENT NO. 3
Dated April 12, 2011
     THIS AMENDMENT NO. 3 (“Amendment 3”) to that certain Loan and Security Agreement No. 1452 dated as of January 27, 2010, as amended (“Agreement”), by and between Lighthouse Capital Partners VI, L.P., as “Agent” for the lenders identified on Schedule A to the Agreement (such lenders, together with their respective successors and assigns are referred to herein each individually as a “Lender” and collectively as “Lenders”), the Lenders and Kior, Inc. (“Borrower”).
RECITALS
     WHEREAS, Borrower and Lenders have previously entered into that certain Loan and Security Agreement No. 1452 dated January 27, 2010, as amended, (the “Agreement”) (all capitalized terms not otherwise defined herein are defined in the Agreement);
     WHEREAS, Borrower has requested that Lenders modify certain terms of its existing term loan financing; and
     WHEREAS, Lenders have agreed to do so under the Agreement, subject to all of the terms and conditions hereof and of the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Agreement and to perform such other covenants and conditions as follows:
Section 6 of the Agreement. Section 6.12 of the Agreement shall be deleted and replaced with the following:
6.12 Issuance of New Warrants. On or before May 15, 2011, Borrower shall issue to each Lender a New Warrant for the purchase of the Borrower’s Series C Preferred Stock in a total aggregate price to all Lenders of $250,000, which series of preferred stock is to be authorized, designated, issued and sold for purposes of an equity financing of Borrower after the date hereof in the amount of at least $35,000,000 (the “Series C Offering”). In the event that the Series C Offering is not completed by such date, then in such event, Borrower shall issue to each Lender a New Warrant for the purchase of Borrower’s existing Series B Preferred Stock in a total aggregate price to all Lenders of $250,000 with an exercise price of $9.804, and Borrower shall take all steps necessary to authorize additional shares of Series B Preferred Stock (with identical terms, rights and privileges as the authorized and issued Series B Preferred Stock) for issuance under the New Warrant, including the amendment of Borrower’s Amended and Restated Certificate of Incorporation of Kior, Inc. Borrower’s failure to issue and deliver the New Warrants to Lenders by May 15, 2011 shall be an Event of Default.
Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:

Kior, Inc.

By:	/s/ Fred Cannon

Name:	Fred Cannon
Title:	President & CEO
KIOR, Inc.\Amendment #2 to LSA FINAL

AGENT:

Lighthouse Capital Partners VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C.,
its general partner

By:	/s/ Ryan Turner

Name:	Ryan Turner
Title:	Managing Director

LENDERS:

Leader Lending, LLC — Series A		Leader Lending, LLC — Series B

By:	/s/ Robert W. Molke	By:	/s/ Robert W. Molke

Name:	Robert W. Molke	Name:	Robert W. Molke
Title:		Title:	Managing Director

Lighthouse Capital Partners VI, L.P.

By:	Lighthouse Management Partners VI, L.L.C.,
its general partner

By: Name:	/s/ Ryan Turner Ryan Turner
Title:	Managing Director
KIOR, Inc.\Amendment #2 to LSA FINAL